Execution Version

The liens and security interests securing the indebtedness and other obligations incurred or arising under or evidenced by this agreement and the rights and obligations evidenced hereby with respect to such liens and security interests are subject to the provisions of that certain Intercreditor Agreement (as the same may be amended or otherwise modified from time to time pursuant to the terms thereof, referred to in this paragraph as the “Intercreditor Agreement”), dated as of March 9, 2015 between BANK OF AMERICA, N.A., a national banking association, as the ABL lender (including its successors and assigns from time to time), GFIE, LLC, a Florida limited liability company, as the term loan lender (including its successors and assigns from time to time), and certain other persons which may be or become parties thereto or become bound thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control, and each party to hereto hereby acknowledges that it is bound by the provisions of the Intercreditor Agreement.

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (as the same now exists or may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time, the “Stock Pledge Agreement”) is made and entered into as of the 9th day of March, 2015, by and between BLYTH, INC., a Delaware corporation, BLYTH HOME EXPRESSIONS, INC., a Delaware corporation, BLYTH DIRECT SELLING HOLDINGS, INC., a Delaware corporation, BLYTH CATALOG AND INTERNET HOLDINGS, INC., a Delaware corporation, KWA, INC., a Minnesota corporation, PURPLE TREE, INC., a Delaware corporation, PARTYLITE HOLDING, INC., a Delaware corporation, SILVER STAR BRANDS, INC. (formerly known as Miles Kimball Company), a Wisconsin corporation, PARTYLITE GIFTS, INC., a Virginia corporation, BJI CORPORATION, a Delaware corporation, PARTYLITE WORLDWIDE, LLC, a Delaware limited liability company, CANDLE CORPORATION OF AMERICA (DELAWARE), a Delaware corporation and CANDLE CORPORATION OF AMERICA, a New York corporation (each individually, a “Pledgor” and collectively, the “Pledgors”), and GFIE, LLC, a Florida limited liability company (the “Lender”). Except as otherwise defined herein, capitalized terms used herein and defined in the Loan Agreement (as hereinafter defined) shall be used herein as so defined.

W I T N E S S E T H:

WHEREAS, Pledgors own all of the shares of capital stock of, limited liability company interest in, or other equity interests in each of the corporations and limited liability companies listed and as indicated on Exhibit “A” attached hereto (individually, a “Corporation” and collectively, the “Corporations”);
WHEREAS, Pledgors, as Borrowers, and Lender have entered into a certain Term Loan and Security Agreement dated as of the date hereof (as the same now exists or may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, pursuant to the terms of the Loan Agreement and in order to induce Lender to make the loans and other financial accommodations under the Loan Agreement, Lender requires Pledgors, and such Pledgors are willing to pledge said stock/limited liability company interests of the Corporations to Lender and execute this Stock Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.	Deposit and Pledge of Shares.

a)
Pledgors have deposited with Lender (pursuant to the Intercreditor Agreement), and hereby pledge and collaterally assign to Lender, and grant to Lender, a first priority lien on and security interest in the capital stock of, or limited liability company interests in, and other equity interests of, each of the Corporations (such stock, limited liability company interests, and other equity, collectively, the “Stock”) as security for the payment and performance of Pledgors’ and all other Borrowers’ Obligations until such time as all such payments and performance of such Obligations have been duly completed and satisfied. To the extent that any of the Stock is uncertificated, Pledgors hereby pledge and collaterally assign to Lender and grant to Lender a first priority lien on and security interest in such Stock and Pledgor shall cause such pledge and collateral assignment to be recorded in the books and records of the issuer(s) of such Stock.

b)
The term “Stock” also includes the following, which Pledgors hereby pledge and assign to Lender: (i) the certificates representing the Stock, any interest of Pledgors in the entries on the books of any financial intermediary (if any) pertaining to the Stock, interest of Pledgors in Stock that is uncertificated or otherwise recorded in the books and records of the issuer of such Stock, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Stock; (ii) all new shares of capital stock or securities created in respect of the Stock whether by stock split, stock dividend, merger, consolidation or otherwise, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire, stock of any issuer of the Stock from time to time acquired by Pledgors in any manner (which shares shall be deemed to be part of the Stock), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of Pledgors in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights; and (iii) proceeds of all or any of the property described in subparts (i) and (ii) above; provided, however, that “Stock” shall not include (a) more than 65% of the issued and outstanding shares of capital stock or equity interests of any Foreign Subsidiary, or of any FSHCO or (b) any shares of capital stock or equity interests in Blyth VSH Acquisition Corp., a Delaware corporation.

c)
Notwithstanding any provision to the contrary contained herein, to the extent that any Pledgor is an FSHCO, then recourse under the security provided for herein by each such FSHCO shall be limited to the Stock pledged to Lender by such FSHCO hereunder.

2.
Voting and Ownership of Shares. Until an Event of Default has occurred and is continuing under the Loan Agreement and, in the case of clause (B) below, so long as the Voting Notice (as defined below) has not been given, Pledgors shall be entitled to (i) vote the Stock for any purpose not inconsistent with the terms of this Agreement or the Loan Agreement, and (ii) receive all income and proceeds thereof, including, without limitation, any cash dividends, to the extent permitted under the Loan Agreement. Upon the occurrence and during the continuance of any Event of Default under the Loan Agreement, (A) all rights of a Pledgor to vote shall cease upon the giving of notice by Lender to such

Pledgor (the “Voting Notice”), (B) upon the giving of the Voting Notice, Lender shall be entitled to exercise all voting rights and privileges whatsoever with respect to the Stock until the earlier of the Obligations being paid in full or such Events of Default being cured or waived, including without limitation, voting the Stock to remove the directors and officers of the Corporations or any of them, and to elect new directors and officers of the Corporations who shall thereafter manage the affairs of the Corporations, operate their respective properties and carry on their respective businesses and otherwise take any action with respect thereto as they shall deem necessary and appropriate in their discretion; provided that Lender shall, in its sole discretion, have the right, from time to time following and during the continuance of an Event of Default, to permit the Pledgor to exercise such rights and (C) all rights of a Pledgor to receive income shall cease and Lender shall then have the right to receive and hold as Collateral any income or proceeds of such Stock; provided that Lender shall have the right, in its sole discretion, from time to time following and during the continuance of an Event of Default, to permit the Pledgor to receive such income or proceeds.

3.
Maintenance of Priority of Pledge. Pledgors shall be liable for and shall from time to time pay and discharge all taxes, assessments and governmental charges imposed upon the Stock by any federal, state or local authority, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof. Pledgors shall execute and deliver such further documents and take such further actions as may be reasonably required or reasonably deemed advisable by Lender to confirm the rights of Lender in and to the Stock or otherwise to effectuate the intention of this Stock Pledge Agreement. Each Pledgor hereby authorizes Lender to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as Lender may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder (subject to the qualifications and limitations herein) in accordance with the UCC.

4.
Representations and Warranties and Covenants. Pledgors hereby represent and warrant with and to Lender the following (all of such representations and warranties being continuing so long as any of the Obligations are outstanding):

a)
The pledged Stock is duly authorized, validly issued, fully paid and non-assessable capital stock of, or limited liability company interests in, or other equity interests of, the Corporations and constitutes all of the issued and outstanding shares of capital stock of the Corporations (except any FSHCO) incorporated, formed or organized under the laws of the States of the United States of America and 65% of the issued and outstanding shares of capital stock of, or limited liability company interests in, or other equity interests of, any Foreign Subsidiary or any FSHCO and, to Pledgors’ knowledge, is not registered, nor has any Pledgor authorized the registration thereof, in the name of any Person other than such Pledgor, Lender or ABL Lender (subject to the Intercreditor Agreement).

b)
Pledgors are the record and beneficial owner of 100% of the capital stock of, or limited liability company interests in, and other equity interests of, of each Corporation (except as otherwise noted on Exhibit A or otherwise permitted pursuant to the Loan Agreement).

c)	The pledged Stock is free and clear of all claims, liens, pledges and encumbrances of any kind, nature or description, except for Permitted Liens.

d)	The pledged Stock is not subject to any restrictions, other than pursuant to the Securities Act of 1933, as amended (the “Act”), relative to the transfer thereof and Pledgors have the right to transfer and hypothecate the pledged Stock free and clear of any liens, encumbrances or restrictions, except for Permitted Liens.

e)
The pledged Stock is duly and validly pledged to Lender and no consent or approval of any governmental or regulatory authority or of any securities exchange or the like, nor any consent or approval of any other third party, was or is necessary to the validity and enforceability of this Stock Pledge Agreement, except those already obtained, those relating to the public sale of the pledged Stock in connection with the exercise of the remedies by Lender hereunder and those the absence of which would not adversely affect the ability of any Pledgor to execute, deliver and perform this Stock Pledge Agreement.

f)
Pledgors shall not permit the Corporations to issue any new Stock of the Corporations, or certificate previously uncertificated Stock (or uncertificate previously certificated Stock), without the prior written consent of Lender. None of the uncertificated Stock (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC or (iii) constitutes a Security or a Financial Asset.

g)
Subject to the Intercreditor Agreement, Pledgors shall deliver to Lender promptly upon the receipt thereof by or on behalf of any Pledgor, all Stock. All certificated Stock shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, in form and substance satisfactory to Lender.

5.	Events of Default. Any “Event of Default” as defined in the Loan Agreement shall be deemed an Event of Default hereunder.

6.	Remedies Upon Event of Default.

a)
Upon the occurrence and during the continuance of any Event of Default that continues beyond any applicable grace period, Lender shall have the following rights and remedies, in addition to all other rights and remedies provided under the Loan Agreement and the Loan Documents or by law or at equity, all of which shall be cumulative and may be exercised from time to time, either successively or concurrently.

(i)
To declare this Stock Pledge Agreement immediately in default and to sell the Stock or any portion thereof, from time to time upon ten (10) days’ prior written notice to Pledgor of the time and place of sale (which notice Pledgors hereby agree is commercially reasonable), for cash or upon credit or for future delivery (Pledgors hereby waive all rights, if any, of marshaling the Stock and any other security for the payment of the sums owed by the Pledgors and the other Borrowers to Lender) and at the option and in the complete discretion of Lender, either:

(A)    at a public sale or sales, including a sale at any broker’s board or exchange; or

(B)     at a private sale or sales.

Lender may bid for and acquire the Stock or any portion thereof at any public sale, free from any redemption rights of any Pledgor or any Corporation, and in lieu of paying cash therefor, may make settlement for the selling price of the Stock or any part thereof by crediting upon the payment of the Obligations of Pledgors and the other Borrowers under the Loan Agreement and the Loan Documents, the net selling price of the Stock, after deducting all of Lender’s costs and expenses of every kind and nature therefrom as provided under the Loan Agreement, including Lender’s attorneys’ fees incurred in connection with realizing upon the Stock. From time to time Lender may, but shall not be obligated to, postpone the time of any proposed sale of any of the Stock which has been the subject of a notice as provided above, and also, upon such notice to Pledgors as may be required by applicable law, if any, may change the time and place of such sale.

(ii)	To exercise all rights of a secured party under the UCC and all other applicable laws.

b)
In the case of any sale by Lender of the Stock or any portion thereof on credit or for future delivery (pursuant to this Section 6), which may be elected at the option and in the complete discretion of Lender, the Stock so sold may, at Lender’s option, either be delivered to the purchaser with proper security retained therefor reasonably satisfactory to Lender or retained by Lender until the selling price is paid by the purchaser, but in either event, Lender shall not incur liability in case of failure of the purchaser to take up and pay for the Stock so sold. In case of any such failure, such Stock may again be sold by Lender in the manner provided for in this Stock Pledge Agreement.

c)
After application of the proceeds of such sale to all reasonable costs and expenses of Lender, including without limitation, legal fees and registration fees and out-of-pocket expenses, if any, in connection with the sale of the Stock, Lender shall apply the residue of the proceeds of any sale or sales of the Stock to the Obligations of Pledgors and the other Borrowers under the Loan Agreement and the other Loan Documents in accordance with the terms of the Loan Agreement. Lender shall not incur any liability as a result of the sale of the Stock at any private sale or sales, and Pledgors hereby waive any claim arising by reason of the fact that the price or prices for which the Stock or any portion thereof is sold at such private sale or sales is less than the price that would have been obtained at a public sale or sales or is less than the amount due under the Loan Agreement and the Loan Documents, even if Lender accepts the first offer received and does not offer the Stock or any portion thereof to more than one offeree.

(d)
Pledgors hereby acknowledge and confirm that Lender may be unable to effect a public sale of any or all of the Stock by reason of certain prohibitions contained in the Act and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree, among other things, to acquire any shares of the Stock for their own respective accounts for investment and not with a view to distribution or resale thereof. Pledgors further acknowledge and confirm that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner by reason of such less favorable prices or terms, and Lender shall be under no obligation to take any steps in order to permit the Stock to be sold at a public sale. Lender shall not be under any obligation to delay a sale of any of the Stock for any period of time necessary to permit any issuer thereof to register such Stock for public sale under the Act or under applicable state securities laws.

7.
Future Stock Issuances. Any and all additional Stock issued by any Corporation to Pledgors after the Closing Date shall be pledged as Collateral to Lender; provided however that no more than 65% of the issued and outstanding shares of Stock of any Foreign Subsidiary or any FSHCO is required to be pledged hereunder. Pledgors hereby agree to sign any additional documentation required by Lender in connection with complying with this Paragraph 7.

8.
No Waiver. The undertakings of Pledgors hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any exercise or non-exercise, or any waiver by Lender of any right, remedy, power or privilege under the Loan Agreement or the Loan Documents, (b) any amendment to or modification of the Loan Agreement or the Loan Documents, or (c) the release or discharge or termination of any security or guarantee for any of the Obligations of Pledgors and the other Borrowers under the Loan Agreement or the Loan Documents, whether or not Pledgors or any other Borrower shall have notice or knowledge of any of the foregoing. Lender’s prior recourse to any part or all of the Collateral under the Loan Agreement or the Loan Documents shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Obligations of Pledgors or any other Borrower under the Loan Agreement or the Loan Documents. No act, failure or delay by Lender shall constitute a waiver of Lender of its rights and remedies hereunder or otherwise. No single or partial waiver by Lender of any default or right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion. Except as otherwise required in the Loan Agreement, each Pledgor waives presentment, notice of dishonor and protest, notice of intent to accelerate and notice of acceleration of all instruments included in or evidencing any of the Obligations of such Pledgor and the other Borrowers under the Loan Agreement or the Loan Documents, and any and all other notices and demands whatsoever.

9.	Notices. All notices, elections, requests, demands and other communications hereunder shall be effected in the manner provided for in Paragraph 12.3 of the Loan Agreement.

10.
GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION OF THIS STOCK PLEDGE AGREEMENT AND THE RIGHTS AND REMEDIES AND DUTIES OF THE PARTIES HEREUNDER WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

11.	Successors and Assigns. This Stock Pledge Agreement shall bind Pledgors, and their successors and assigns, and shall inure to the benefit of Lender, and its successors and assigns.

12.	Time of Essence. Time shall be of the essence in the performance of the obligations of Pledgors hereunder.

13.	Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

14.
Entire Agreement. This Stock Pledge Agreement shall constitute the entire agreement between the parties relating to the subject matter hereof, shall rescind all prior agreement and understandings between the parties hereto relating to the subject matter hereof, and shall not be changed or terminated orally.

15.
Counterparts. This Stock Pledge Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Stock Pledge Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Stock Pledge Agreement.

16.
Termination. At such time as the Obligations have been paid in cash in full (other than indemnification and other contingent obligations for which no amount is due and owing and for which no claim has been made), this Stock Pledge Agreement shall automatically terminate, and all Liens on the pledged Stock shall automatically be released. Lender shall promptly execute such evidence of termination and deliver to Pledgors any certificates and related documents evidencing the pledged Stock held by Lender hereunder, and execute and deliver to Pledgors any other documents as Pledgor shall reasonably request in connection with such termination.

17.
Release Prior to Termination.     Nothing herein is intended to prevent the due release of a portion of the pledged Stock if, and to the extent that, such release is permitted by the Loan Agreement. In connection with any such release, upon the request of Pledgors, the Lender shall promptly deliver to Pledgors such duly released Stock.

18.
Consent of Issuers of Stock. Each issuer of Stock party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Stock by the applicable Pledgor pursuant to this Agreement, together with all rights accompanying such security interest as provided by this Agreement and applicable law and the exercise of remedies in connection with such security interest, in each case notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

19.
Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Section 12.13 and 12.14 of the Loan Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[Signature page follows.]

[Signature page to Pledge Agreement (GFIE)]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Pledge Agreement as of the day, month and year first above written.

PLEDGORS: BLYTH, INC. By: Name: Michael S. Novins Title: Vice President
BLYTH HOME EXPRESSIONS, INC. By: Name: Michael S. Novins Title: Vice President
BLYTH DIRECT SELLING HOLDINGS, INC. By: Name: Michael S. Novins Title: Vice President
BLYTH CATALOG AND INTERNET HOLDINGS, INC. By: Name: Michael S. Novins Title: Vice President
PURPLE TREE, INC. By: Name: Michael S. Novins Title: Vice President
PARTYLITE HOLDING, INC. By: Name: Michael S. Novins Title: Vice President
SILVER STAR BRANDS, INC. By: Name: Michael S. Novins Title: Vice President

PARTYLITE GIFTS, INC. By: Name: Michael S. Novins Title: Vice President
BJI CORPORATION By: Name: Michael S. Novins Title: Vice President
PARTYLITE WORLDWIDE, LLC By: Name: Michael S. Novins Title: Vice President
CANDLE CORPORATION OF AMERICA (DELAWARE) By: Name: Michael S. Novins Title: Vice President
CANDLE CORPORATION OF AMERICA By: Name: Michael S. Novins Title: Vice President

KWA, INC. By: Name: Michael S. Novins Title: Vice President
LENDER: GFIE, LLC By: Name: Robert B. Goergen Title: Manager

[Signature Page to Pledge Agreement - Acknowledgement & Consent]

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Stock Pledge Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Stock Pledge Agreement”), made by Blyth, Inc., Blyth Home Expressions, Inc., Blyth Direct Selling Holdings, Inc., Blyth Catalog and Internet Holdings, Inc., KWA, Inc., Purple Tree, Inc., PartyLite Holding, Inc., Silver Star Brands, Inc., PartyLite Gifts, Inc., BJI Corporation, PartyLite Worldwide, LLC, Candle Corporation of America (Delaware), Candle Corporation of America, each in favor of GFIE, LLC, as lender. Unless defined in this Acknowledgement and Consent or the context clearly requires otherwise, all capitalized terms shall have the meanings ascribed to them in the Stock Pledge Agreement. Each of the undersigned agrees for the benefit of the Lenders that the undersigned will be bound by the terms of the Stock Pledge Agreement that are applicable to it and that it will fully comply with all such terms.

[Signature page follows.]

PARTYLITE, S.A. DE C.V.

By: ___________________________
Name:
Title:

PARTYLITE IMPORTACIONES, S.A. DE C.V.

By: ___________________________
Name:
Title:

BLYTH HOLDING BV

By: ___________________________
Name:
Title:

CF SEASONS CANADA, INC.

By: ___________________________
Name:
Title:

BLYTH ASIA LTD.

By: ___________________________
Name:
Title:

EXHIBIT A

Stock/Limited Liability Company Interests

Pledgor	Name of Subsidiary	Number of Shares / Interest Issued	Certificate Number(s)	Percentage Ownership
Blyth, Inc.	BLYTH HOME EXPRESSIONS, INC.	100 shares	Certificate No. 3	100%
BLYTH HOME EXPRESSIONS, INC.	Blyth Direct Selling Holdings, Inc.	100 shares	Certificate No. 1	100%
BLYTH HOME EXPRESSIONS, INC.	Blyth Catalog and Internet Holdings, Inc.	100 shares	Certificate No. 1	100%
Blyth Direct Selling Holdings, Inc.	PartyLite Holding, Inc.	100 shares	Certificate No. 3	100%
Blyth Direct Selling Holdings, Inc.	Purple Tree, Inc.	10 shares	Certificate No. 2	100%
Blyth Catalog and Internet Holdings, Inc.	Silver Star Brands, Inc.	10 shares	Certificate No. 2	100%
Blyth Catalog and Internet Holdings, Inc.	BJI Corporation	100 shares	Certificate No. 2	100%
PartyLite Holding, Inc.	PartyLite Gifts, Inc.	100 shares	Certificate No. 2	100%
PartyLite Gifts, Inc.	PartyLite Worldwide, LLC	N/A	No Certificate	100%
PartyLite Worldwide, LLC	Candle Corporation of America (Delaware)	100 Shares	Certificate No. 2 Certificate No. 2 will be cancelled and reissued as certificate No. 7, which will then be delivered to the Term Lender. for 65 shares	100%
Candle Corporation of America (Delaware)	Candle Corporation of America	1000 Shares	Certificate No. 2 for 650 shares	100%
Candle Corporation of America (Delaware)	Blyth Holding B.V.	N/A	No certificate	100%
Candle Corporation of America	KWA, INC.	1000 shares	Certificate 2 for 650 shares	100%
Candle Corporation of America	Blyth Asia Ltd.	1000 shares	Certificate No. 4 for 650 shares	100%
Candle Corporation of America	CF Seasons Canada, Inc.	12,660 shares	Certificate No. 2 Certificate No. 2 will be cancelled and reissued as Certificate No. C-003, which will then be delivered to the Term Lender. for 8,229 shares	100%
PartyLite Worldwide, LLC	PartyLite Importaciones S.A. de C.V.	50,000 shares	Certificate No. 3 for 32,500 shares	99%
PartyLite Worldwide, LLC	PartyLite S.A. de C.V.	100,000 shares	Certificate No. 4 for 65,000 shares	99.99%